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OFFICE DEPOT                                                     NEWSRELEASE

2200 Old Germantown Rd.

Delray Beach, FL  33445

407/278-4800

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CONTACT:  Barry Goldstein                              DATE:  September 4, 1996
          Executive Vice President/CFO
          407/265-4237                                       FOR IMMEDIATE
                                                                 RELEASE

                     OFFICE DEPOT, INC. ADOPTS A PREFERRED
                           SHARE PURCHASE RIGHTS PLAN

(Delray Beach, FL) -- OFFICE DEPOT, INC. (NYSE: ODP) announced today that its Board of Directors, at its September 3, 1996 meeting, adopted a Preferred Share Purchase Rights Plan and declared a dividend distribution to be made to stockholders of record on September 16, 1996, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $95.00.

The Rights contain provisions which are intended to protect against an unsolicited attempt to acquire the Company that would not be in the best interests of the Company and its stockholders. The Company is not aware of any such attempt at present. The Rights will not be triggered by the proposed merger with Staples, Inc., which will be treated as an exempt person under the plan.

The Rights will be exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer for, 20% or more of the Company's common stock. The Company may exchange the Rights for the Company's common stock on a one-for-one basis at any time after a person or group has acquired 20% or more of the outstanding stock.

The Company will be entitled to redeem the Rights at $.01 per Right (payable in cash or common stock of the Company, at the Company's option) at any time before public disclosure that a 20% position has been acquired. The Rights will expire on September 16, 2006, unless previously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.

Additional details of the Rights distribution will be provided to the stockholders.


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